Exhibit 4.1
OMNIMMUNE CORP.

Executive Stock Option Agreement

Omnimmune Corp., a Texas corporation (the “Company”), hereby grants to the undersigned optionee (“Optionee”) a non-qualified option (this “Option”) to purchase the total number of shares of common stock of the Company shown below (“Shares”) at the exercise price per Share set forth below (the “Exercise Price”), subject to all of the terms and conditions set forth in this Agreement (the “Agreement”).  The term “Company” means and includes the Company as well as any successor entity resulting from the merger or consolidation of the Company with another entity.

Shares Subject to Option:	____________________________________

Exercise Price Per Share:	____________________________________

Term of Option:	____________________________________

Vesting:	____________________________________

Grant Date:	____________________________________

1.           Exercise Period of Option.  Subject to the terms and conditions of this Agreement, and unless otherwise modified in writing signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares subject to this Option prior to the date which is the last day of the Term (hereinafter “Expiration Date”).

2.           Restrictions on Exercise.  This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise.  Optionee understands that the Company is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

3.           Manner of Exercise.

(a)           Exercise Agreement.  This Option shall be exercisable by delivery to the Company of an executed Exercise Agreement (“Exercise Agreement”) in the form of the Exercise Agreement delivered to Optionee, if applicable, or in such form as may be approved or accepted by the Company, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, investment intent restrictions, restrictions on transfer, “lock up” type restrictions in the case of a public offering of the Company’s securities, restrictions or limitations that would be applied to Shareholders under any applicable restriction agreement among the Shareholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares).  The Company may modify the required Exercise Agreement at any time.

(b)           Exercise Price. Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased.  Payment for the Shares being purchased may be made in U.S. dollars in cash (by check), or by delivery to the Company of a number of Shares which have been owned and completely paid for by the holder for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes having an aggregate Fair Market Value (as defined below) equal to the amount to be tendered, or a combination thereof.  In addition, this Option may be exercised through a brokerage transaction following registration of the Company’s equity securities under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board.

(c)           Withholding Taxes.  Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company.  Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.  In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares exercised.

(d)           Issuance of Shares. Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative.  Optionee shall not be considered a shareholder until such time as Shares have been issued as noted on the books of the Company.  If this Option should be exercised in part only, the Company shall, upon surrender of this Option for cancellation, execute and deliver a new Option evidencing the right of the Optionee to purchase the balance of the Shares subject hereto.

(e)           Securities Regulation.  Upon the receipt of Shares as a result of the exercise of this Option, Optionee shall hold such Shares for investment and not with a view of resale or distribution to the public.  In addition, if the Optionee is an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, a tender of Shares or a cashless exercise must (1) meet the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act, or (2) be a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act.

(f)           Cashless Exercise.  In lieu of the payment of the Exercise Price in cash or by delivery of previously owned Shares, the Optionee may require the Company to convert this Option, in whole or in part, into Shares (“cashless exercise”).  Upon such cashless exercise, the Company shall deliver to the Optionee that number of Shares equal to the quotient obtained by dividing (x) the value of this Option (or portion thereof if being exercised in part) at the time of the cashless exercise (determined by subtracting the aggregate Exercise Price of the Shares as to which the Option is being exercised from the aggregate Fair Market Value of the Shares as to which the Option is being exercised) by (y) the Fair Market Value of one Share immediately prior to the cashless exercise.

For purposes of this Agreement, “Fair Market Value” of each Share on any date shall be deemed to be the average of the daily closing prices for the five consecutive trading days immediately preceding the date in question.  The closing price for each day shall be the last reported sales price or, in case no such reported sale takes place on such day, the closing bid price, in either case on the principal national securities exchange on which the Shares are listed or admitted to trading or, if the Shares are not listed or admitted to trading on any national securities exchange, the highest reported bid price for the Shares as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or a similar organization if Nasdaq is no longer reporting such information.  In the absence of an established public trading market for the Shares, the Fair Market Value of a Share shall be determined in good faith by the board. For all purposes of this Agreement, Fair Market Value shall be determined by the Company consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as may be amended from time to time.

4.           Antidilution Protection.  If at any time following the Grant Date the Company shall sell or issue additional shares of common stock, the number of Shares shall be automatically increased such that the Shares shall at all times following the Grant Date during the Term represent five percent (5%) of the issued and outstanding common stock of the Company.  Immediately following the closing of each such sale or issuance of additional shares of common stock, the Company shall deliver to Optionee written notice of such increase in the number of Shares and/or an additional Stock Option Agreement granting the Optionee such number of additional options such that Optionee, upon exercise thereof, will own five percent (5%) of the issued and outstanding common stock of the Company and which options shall have a per share exercise price of no less than the Fair Market Value of a share of common stock of the Company as of the date of such grant.

5.           Adjustments.

(a)           Capital Adjustments.  In case the Company shall at any time after the Grant Date: (i) declare a dividend on the outstanding common stock payable in shares of its capital stock, (ii) subdivide its outstanding common stock, or (iii) combine the outstanding common stock into a smaller number of shares, then, in each case, the Exercise Price in effect, and the number of Shares, at the time of the record date for such dividend or of the effective date of such subdivision or combination, shall be proportionately adjusted so that the Optionee shall be entitled to receive the aggregate number and kind of Shares, for the same aggregate Exercise Price as in effect immediately prior to such dividend, subdivision or combination, which, if this Option had been exercised immediately prior to such time, the Optionee would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, or combination.  Such adjustment shall be made successively whenever any event listed above shall occur.  Any adjustment under this paragraph shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)           Mergers, Consolidations or Sale of Assets.  If the Company is a party to a reorganization, or a merger or consolidation with or into another corporation, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such transaction, lawful provision shall be made so that this Option shall pertain and apply to the securities and/or other property to which the Optionee of the number of shares of common stock of the Company then covered by this Option would have been entitled had this Option been exercised in whole immediately prior to the effective date of such reorganization, merger, consolidation or sale.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Option with respect to the rights and interests of the Optionee after the reorganization, merger, consolidation or sale to the end that the provisions of this Option shall be applicable after that event, as near as reasonably may be, in relation to any securities or other property deliverable after that event upon exercise of this Option.  The Company shall not effect any such reorganization, merger, consolidation or sale unless upon or prior to the consummation thereof the successor corporation, or if the Company shall be the surviving corporation and is not the issuer of the shares of stock or other securities or property to be delivered to the Optionee, then such issuer, shall assume by written instrument the obligation to deliver to the Optionee such shares of stock, securities, cash or other property as the Optionee shall be entitled to purchase in accordance with the foregoing provisions.

(c)           Notice to Optionee of Adjustment.  Whenever the number of Shares or the Exercise Price is adjusted as herein provided, the Company shall cause to be mailed to the Optionee a notice (i) stating that the number of Shares have been adjusted, (ii) setting forth the adjusted number of Shares, (iii) the Exercise Price, as adjusted, and (iv) showing in reasonable detail the computations and the facts, including the amount of consideration received or deemed to have been received by the Company, upon which such adjustments are based.

(d)           De Minimis Adjustments.  All calculations under this Section 6 shall be made to the nearest cent or to the nearest share, as the case may be; provided, however that, no adjustment in the Exercise Price shall be required if such adjustment is less than $.01; and provided, further, that any adjustments which by reason of this Section 6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

6.           Nontransferability of Option.  This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and by the Optionee as a bona fide gift (i) to his spouse, lineal descendant or lineal ascendant, siblings and children by adoption, (ii) to a trust for the benefit of one or more individuals described in clause (i) and no other persons, or (iii) to a partnership of which the only partners are one or more individuals described in clause (i), in which case the transferee shall be subject to all provisions hereof.  This Option may be exercised during Optionee’s lifetime only by Optionee or to the extent allowed by the Agreement.  The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.

7.           Change of Control of the Company.  If a Change of Control occurs and if the agreements effectuating the Change of Control do not provide for the assumption or substitution of the Option granted under this Agreement, the Board, in its sole and absolute discretion, may take any or all of the following actions to be effective as of the date of the Change of Control (or as of any other date fixed by the Board occurring within the thirty (30) day period immediately preceding the date of the Change of Control, but only if such action remains contingent upon the effectuation of the Change of Control) (such date referred to as the “Option Action Effective Date”):

(a) Unilaterally cancel this Option in exchange for:

(i)           whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional Shares of a successor (or for whole Shares of a successor and cash in lieu of any fractional Share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares, as such term is defined below, that could be purchased subject to such this Option determined as of the Option Action Effective Date over the aggregate Exercise Price for such Shares; or

(ii)           cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such this Option determined as of the Option Action Effective Date over the aggregate Exercise Price for such Shares.

(b) Unilaterally cancel this Option after providing Optionee with (i) an opportunity to exercise the Option to the extent vested within a specific period prior to the date of the Change of Control, and (ii) notice of such opportunity to exercise prior to the commencement of such specified period.

For the purposes of this Agreement, a “Change in Control” shall mean either of the following:

(a)           any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty percent (80%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

(b)           any transaction pursuant to which persons who are not current shareholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the shareholders of the Company immediately prior to such transaction no longer have a controlling (i.e., 50% or more) voting interest in the Company.

However, notwithstanding the foregoing, in no event shall a registered public offering of securities of the Company consummated after the date hereof constitute a Change of Control or be included in the calculations above to determine whether a Change of Control has occurred.

8.           Tax Consequences.  Optionee understands that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to Optionee.  Optionee represents that Optionee has consulted with, or will consult with, his or her tax advisor; Optionee further acknowledges that Optionee is not relying on the Company for any tax, financial or legal advice; and it is specifically understood by the Optionee that no representations or assurances are made as to any particular tax treatment with respect to the Option.

9.           Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted to the Board.  The resolution of such a dispute by the Board or a committee thereof shall be final and binding on the Company and Optionee.

10.           Entire Agreement and Other Matters.  Any Exercise Agreement attached hereto is incorporated herein by reference.  Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates.  This Agreement and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof.  This Agreement and the underlying Option are void ab initio unless this Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.

Optionee hereby represents that Optionee has read and understands the terms and provisions of the Agreement, and accepts this Option subject to all the terms and conditions of the Agreement and this Agreement.  Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

OPTIONEE:

_______________________________

IN WITNESS WHEREOF, this Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon.

Omnimmune Corp.

By:
Name:
Title: